UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2013

Vishay Precision Group, Inc.
(Exact Name of Issuer as Specified in Charter)

Delaware	1-34679	27-0986328
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

3 Great Valley Parkway, Suite 150
Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

(484) 321-5300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On January 29, 2013, Vishay Precision Group, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, Vishay Precision Group Canada ULC, an indirectly wholly owned subsidiary of the Company (“VPG Canada”), the lenders party thereto, RBS Citizens, N.A. as joint book-runner and JPMorgan Chase Bank, National Association as agent for such lenders (the “Agent”), pursuant to which the terms of the Company’s multi-currency, secured credit facility were revised and expanded to provide for the following facilities: (1) a secured revolving facility in an aggregate principal amount of $15.0 million (the “Revolving Facility”), the proceeds of which may be used for general corporate purposes, with sublimits of (i) $10.0 million which can be used for letters of credit for the account of the Company or VPG Canada, and (ii) up to $5.0 million which can be used for loans outstanding for up to 5 business days (“Swing Loans”); (2) a secured term facility for the Company, the proceeds of which are to be loaned by the Company to its subsidiaries to fund the Kelk Acquisition (as defined below), in an aggregate principal amount of $10.0 million (the “U.S. Term Facility”); and (3) a secured term facility for VPG Canada in an aggregate principal amount of $15.0 million (the “Canadian Term Facility”). The aggregate principal amount of the Revolving Facility may be increased by a maximum of $10.0 million upon the request of the Company, subject to the terms of the Credit Agreement. The Credit Agreement terminates on January 29, 2018. The term loans will be repaid in quarterly installments.

Interest payable on amounts borrowed under the Revolving Facility (other than with respect to Swing Loans), the U.S. Term Facility and the Canadian Term Facility (collectively, the “Facilities”) is based upon, at the Company’s option, (1) the Agent’s prime rate, the Federal Funds Rate, or a LIBOR floor (the “Base Rate”), or (2) LIBOR plus a specified margin. An interest margin of 0.25% is added to Base Rate loans. Depending upon the Company’s leverage ratio, an interest rate margin ranging from 2.00% to 3.00% per annum is added to the applicable Base Rate or LIBOR rate to determine the interest payable on the Facility. The Company is required to pay a quarterly fee of 0.30% per annum to 0.50% per annum on the unused portion of the Revolving Facility which is determined based on the Company’s leverage ratio each quarter. Additional customary fees apply with respect to letters of credit.

The obligations of the Company and the Canadian Borrower under the Credit Agreement are secured by pledges of stock in certain domestic and foreign subsidiaries, as well as guarantees by substantially all of the Company’s domestic subsidiaries and of the Company (with respect to the Canadian Term Facility). The obligations of the Company and the guarantors under the Credit Agreement are secured by substantially all the assets (excluding real estate) of the Company and such guarantors. The Credit Agreement restricts the Company from paying cash dividends and requires the Company to comply with other customary covenants, representations and warranties, including the maintenance of specific financial ratios.

The foregoing description of the Credit Agreement does not purport to be a complete description of the parties’ rights and obligations under the Credit Agreement and the other documents and transactions contemplated by the Credit Agreement. As such, the foregoing description is qualified in its entirety by the reference to the complete text of the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K (“Form 8-K”) as Exhibit 10.1 and is incorporated herein by this reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

We refer to our Current Report on Form 8-K filed on December 19, 2012 (the “Prior Form 8-K”). As indicated in Item 1.01 of the Prior Form 8-K, on December 18, 2012, the Company and VPG Canada entered into a purchase agreement to acquire substantially all of the assets of the George Kelk Corporation (the “Kelk Acquisition”).

On January 31, 2013, the Company and VPG Canada completed the Kelk Acquisition. The aggregate purchase price of approximately $50 million (CDN), subject to working capital and other adjustments, was financed using a combination of cash on hand as well as borrowings under the Credit Agreement.

The information set forth under item 1.01 of the Prior Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under item 1.01 of this Form 8-K is incorporated herein by reference.

Item 8.01 Other Information.

On January 31, 2013, the Company issued a press release announcing the closing of the Kelk Acquisition. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated January 29, 2013, by and among Vishay Precision Group, Inc., Vishay Precision Group Canada ULC, JPMorgan Chase Bank, National Association, as agent, and lenders party thereto.
10.2	Amended and Restated Security Agreement, dated January 29, 2013, by and among Vishay Precision Group, Inc., certain of its domestic subsidiaries, and JPMorgan Chase Bank, National Association, as agent.
99.1	Press release, dated January 31, 2013.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vishay Precision Group, Inc.

Date: February 1, 2013	By:	/s/ William M. Clancy
		Name:	William M. Clancy
		Title:	Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated January 29, 2013, by and among Vishay Precision Group, Inc., Vishay Precision Group Canada ULC, JPMorgan Chase Bank, National Association, as agent, and lenders party thereto.
10.2	Amended and Restated Security Agreement, dated January 29, 2013, by and among Vishay Precision Group, Inc., certain of its domestic subsidiaries, and JPMorgan Chase Bank, National Association, as agent.
99.1	Press release, dated January 31, 2013.